EXHIBIT 99.1

• Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES JIM MOGG’S APPOINTMENT TO BOARD OF

DIRECTORS

DENVER – (PR Newswire) – May 10, 2007 – Bill Barrett Corporation (NYSE: BBG) today announced that the Board of Directors appointed Jim W. Mogg as an independent director effective May 9, 2007. Mr. Mogg will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Mogg, 58, is an experienced energy industry executive with extensive midstream natural gas experience. Most recently, Mr. Mogg served as Chairman of DCP Midstream Partners. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President and CEO of Duke Energy Field Services and, as a member of TEPPCO’s board, served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27 year period. Mr. Mogg has also served on several nonprofit and industry boards, including being a past President of the Gas Processors Association.

Fred Barrett, Chairman of the Board and Chief Executive Officer, commented, “We are pleased to add somebody with Jim’s midstream and marketing expertise to the Board. His insight related to natural gas fundamentals and his strategic experience will be invaluable as we pursue our growth strategy. We warmly welcome Jim to the Board.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.